[Willkie Farr & Gallagher LLP Letterhead]

September 30, 2004

Smith Barney World Funds, Inc.
125 Broad Street
New York, New York 10004

Ladies and Gentlemen:

You have requested us, as counsel to Smith Barney World Funds, Inc. (the "Corporation"), a corporation organized under the laws of the State of Maryland, on behalf of its series, Smith Barney Inflation Management Fund (formerly, Global Government Bond Portfolio) (the "Fund"), to furnish you with this opinion in connection with the Corporation's filing of Post-Effective Amendment No. 30 (the "Amendment") to its Registration Statement on Form N-1A (Securities Act File No. 33-39564 and Investment Company Act File No. 811-06290) (the "Registration Statement") and the Corporation's issuance of a new class of shares of the Fund designated Class C shares (the "Class C Shares").

We have examined copies of the Charter and By-Laws of the Corporation, as amended, the Fund's prospectus and statement of additional information (the "Statement of Additional Information") included in the Registration Statement, all resolutions adopted by the Corporation's Board of Directors (the "Board") with respect to the Class C Shares of the Fund, par value $.001 per share, consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Corporation and others.

Based upon the foregoing, we are of the opinion that the Class C Shares, when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the Charter, the By-Laws and the Amendment, will be validly issued, fully paid and non-assessable, assuming (i) that at the time of sale such Class C Shares are sold at a sales price in each case in excess of the par value of the Class C Shares; (ii) that the issuance of the Class C Shares does not cause the number of outstanding Class C Shares to exceed that number of authorized shares provided for in the Charter of the Corporation, as amended to the date of issuance; and (iii) that the resolutions of the Board authorizing the issuance of the Class C Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an


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Smith Barney World Funds, Inc.
September 30, 2004
Page 2

exhibit to any application made by or on behalf of the Corporation or any distributor or dealer in connection with the registration or qualification of the Fund or the Class C Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Maryland, we have relied upon the opinion of Venable LLP (which is attached hereto).

Very truly yours,


/s/ Willkie Farr & Gallagher LLP

Willkie Farr & Gallagher LLP